Exhibit 10.39

Generac Holdings Inc.

2019 Equity Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

Upon acceptance by you through the online acceptance procedures of the Third Party Stock Plan Administrator ("Administrator"), this Restricted Stock Award Agreement (this “Agreement”) is made effective as of the date set forth on your online award acceptance page of the Administrator (“Grant Date”), which is incorporated by reference herein, between Generac Holdings Inc., a Delaware corporation (the “Company”) and you (the “Participant”).

R E C I T  A L S:

WHEREAS, the Company has adopted and its stockholders have approved the Generac Holdings Inc. 2019 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Company has adopted the Generac Power Systems, Inc. Executive Change in Control Policy (the “CIC Policy”); and

WHEREAS, the Compensation Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.          Restricted Stock Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant a certain number of Shares of the Common Stock of the Company as set forth on the Participant’s online award acceptance page of the Administrator (the “Restricted Shares”), which shall vest and become nonforfeitable in accordance with Section 3 hereof. Unless and until these Restricted Shares vest as provided in Section 3 below, they are subject to the restrictions specified in Section 2 of this Agreement.

2.           Applicable  Restrictions.

a.

The Participant shall have none of the rights of a stockholder of the Company until the Restricted Shares vest, except as otherwise provided in this Section 2. The following restrictions apply to the unvested Restricted Shares (the “Restrictions”):

(i)	dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Section 2.b;

(ii)

unless otherwise provided by the Committee, none of the Restricted Shares may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Shares to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof; and

(iii)

subject to Section 3, all or a portion of the unvested Restricted Shares may be forfeited if the Participant’s employment with the Company and its subsidiaries terminates before all of the Restricted Shares have vested, or if the Participant attempts to transfer Restricted Shares in a manner contrary to the Restrictions. Any Restricted Shares that are forfeited shall be returned to the Company for cancellation.

b.

With respect the Participant’s outstanding but unvested Restricted Shares, any cash dividends and any other dividends or distributions payable or distributable with respect to or in exchange for outstanding but unvested Restricted Shares, including any shares of Company common stock or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 12(a) of the Plan, shall be delivered to, retained and held by the Company subject to the same Restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Shares are subject. At the time the underlying Restricted Shares vest, the Company shall deliver to the Participant (without interest) the portion of such retained dividends and distributions that relate to the Restricted Shares that have vested. The Participant agrees to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 2.b that may be forfeited.

3.           Vesting of Restricted Stock.

a.

Scheduled Vesting. If the Participant remains in Service to the Company or any of its subsidiaries continuously from the Grant Date, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the Participant’s online award acceptance page of the Administrator, vesting in equal installments on each of the first three (3) anniversaries of the Grant Date (each, a “Scheduled Vesting Date”).

b.

Termination of Service Without Cause . Notwithstanding Section 3.a hereof, upon a termination of the Participant’s Service by the Company without Cause (except as set forth in Section 3.d), any Restricted Shares, to the extent not then-vested, shall continue to vest during the period beginning on the date of such termination of Service and ending on the date that is one (1) year following such termination of Service, subject to the Participant’s execution on or after the termination date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit A.

c.

Termination of Service for Normal Retirement. Notwithstanding Section 3.a hereof, upon a termination of the Participant’s Service by reason of Normal Retirement, any Restricted Shares, to the extent not then-vested, shall continue to vest during the period beginning on the date of such termination of Service and ending on the date that is two (2) years following such termination of Service, subject to the Participant’s execution on or after the termination date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit A. “Normal Retirement” shall mean a voluntary termination of Service by a Participant who has attained at least sixty-five (65) years of age and has at least twenty (20) years of Service to the Company or any of its Affiliates.

d.

Termination of Service following a Change of Control. Notwithstanding Section 3.a hereof, (i) in the event of a Change in Control the provisions of Section 12 of the Plan shall apply except as specifically provided herein; and (ii) in the event of (1) Participant’s Qualifying Termination (as defined under the CIC Policy) or (2) a termination of Participant’s Service by the Company or any Affiliate without Cause within the one (1) year period following a Change in Control, the Restricted Shares shall vest as of the date of such Qualifying Termination or termination of Participant’s Service, as applicable, subject to the Participant’s execution on or after the termination date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit A.

e.

Termination of Service for Death or Disability. Upon a termination of the Participant’s Service by reason of death or Disability, any Restricted Shares, to the extent not then-vested, shall vest as of the date of such termination of Service.

f.

Other Terminations of Service. Upon a termination of the Participant’s Service for any reason, other than as contemplated by Sections 3.b, 3.c, and 3.d or 3.e above, the Restricted Shares, to the extent not then-vested, shall immediately be forfeited by the Participant without consideration.

4.          Release of Unrestricted Shares. Upon the vesting of Restricted Shares and the corresponding lapse of the Restrictions as to those Shares, and after the Company has determined that all conditions to the release of unrestricted Shares to the Participant, including Sections 9 and 10 of this Agreement, have been satisfied, it shall release to the Participant such unrestricted Shares, as evidenced by issuance to him or her of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account of the Participant, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

5.         Restrictive Covenant Agreement. The Participant and the Company may have previously entered into a restrictive covenant agreement. If applicable, Participant hereby reaffirms his obligations under such restrictive covenant agreement and nothing contained in this Agreement shall cancel, change or modify Participant’s obligations thereunder.

6.         Non-Disparagement. The Participant, while providing Service to the Company and thereafter, shall not make any oral or written communication to any Person that disparages, or has the effect of damaging the reputation of, the Company, the Affiliates or their respective directors, officers, agents, employees, former employees, representatives or stockholders; provided, that, nothing in the foregoing shall preclude the Participant from disclosing any information to Participant’s attorney or in response to a lawful subpoena or court order requiring disclosure of information.

7.           Adjustment of Shares. In the event of any corporate event or transaction (as described in Section 12(a) of the Plan), the terms of this Agreement (including, without limitation, the number and kind of Shares subject to this Agreement) may be adjusted as set forth in Section 12(a) of the Plan.

8.          No Right to Continued Service. The granting of the Restricted Shares evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.

9.        Securities Laws/Legend on Certificates. The issuance and delivery of Shares shall comply with Section 16(c) of the Plan as well as comply with (or be exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares under the Plan or Awards, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such Shares would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably request which satisfies such requirements.

10.      Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Shares, their vesting or transfer and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

11.       Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

12.      Entire Agreement. This Agreement, the details of the award on the Participant’s online award acceptance page of the Administrator, the terms of the Mandatory Clawback Policy and Supplemental Clawback policy, as amended from time to time, if applicable, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; however if any term in either the Mandatory Clawback Policy or Supplemental Clawback Policy are contrary to any term contained herein, the terms of such policies shall prevail

13.   Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

14. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

15. Choice of Law. This Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

16. Restricted Shares Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Shares are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17. No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to the Restricted Shares. The Committee and the Company make no guarantees regarding the tax treatment of the Restricted Shares. None of the Company, any Subsidiary or Affiliate, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

18. Amendment. The Committee may amend or alter this Agreement and the Restricted Shares granted hereunder at any time, subject to the terms of the Plan.

19. Section 83(b) Election. In the event the Participant determines to make an election with the Internal Revenue Service (the “IRS”) under Section 83(b) of the Code and the regulations promulgated thereunder (the “83(b) Election”), the Participant shall provide a copy of such form to the Company promptly following its filing, which is required under current law to be filed with the IRS no later than thirty (30) days after the Date of Grant of the Restricted Shares. The form for making an 83(b) Election is attached hereto as Exhibit B. The Participant is advised to consult with his or her own tax advisors regarding the purchase and holding of the Restricted Shares, and the Company shall bear no liability for any consequence of the Participant making an 83(b) Election or failing to make an 83(b) Election.

20. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21. Signature. The grant of Restricted Shares is subject to Participant’s acceptance of the terms and conditions of this Agreement. By clicking the acknowledgment button, Participant indicates he or she (1) has been provided access to a copy of the Plan, (2) has had the opportunity to obtain independent legal advice prior to accepting the grant, (3) has read this Agreement, (4) agrees fully to the terms of the Agreement and (5) consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator. The Participant also acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Restricted Shares shall be final and conclusive.

22. Compensation Recovery. In addition to those provisions in Sections 5 and 6, to the extent that this Award and any compensation associated therewith is considered “incentive- based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

23. Forfeiture. Notwithstanding anything to the contrary in this Agreement, if the Participant’s Service is terminated for Cause, or if, during the term of the Participant’s Service with the Company and its Affiliates and for one year after such Service ends (or such longer period as specified in the Participant’s Restrictive Covenant Agreement, if applicable, or following the Participant’s Normal Retirement and prior to the Scheduled Vesting Date) (the “Restricted Period”), the Participant breaches any of the restrictive covenants contained in Section 5 or Section 6, then (i) the Participant shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 3, and (ii) with respect to Shares that have been issued pursuant to this Award, either (A) the Participant shall return such Shares to the Company, or (B) the Participant shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of their respective vesting date.

EXHIBIT A

FORM OF RELEASE

A release is required as a condition for receiving the benefits provided pursuant to the Restricted Stock Award Agreement between GENERAC HOLDINGS INC. (the “Company”) and Participant (“Participant”) dated                                                         (the “Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in any written agreement between you and the Company.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

You understand and agree that this Release is intended to include all claims by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.

It also is understood and agreed that the remedy at law for breach of the Award Agreement, any restrictive covenant agreements between you and the Company, and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Award Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release. At your option, you may elect to execute this Release on an earlier date. Additionally, you have seven days after the date you execute this Release to revoke it. As a result, this Release will not be effective until eight days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

●	You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

●	You understand and agree that the compensation and benefits described in the Award Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date:

EXHIBIT B SECTION 83(b)

ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas.

Reg. Section 1.83-2.

(1)	The taxpayer who performed the services is: Name:

Name:
Address:

(2)	The property with respect to which the election is being made is shares of the common stock, par value $0.01 per share, of Generac Holdings Inc.

(3)	The transferor of the property is Generac Holdings Inc.

(4)	The property was transferred on .

(5)	The taxable year in which the election is being made is the calendar year .

(6)	The property will vest upon the third anniversary of the date of transfer, subject to the taxpayer’s continued service to Generac Holdings Inc. or its affiliates.

(7)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(8)	The amount paid for such property is $ per share.

(9)	A copy of this statement was furnished to Generac Holdings Inc. for whom taxpayer rendered the services underlying the transfer of property.

(10)	This statement is executed on .

Signature:

[Taxpayer’s name]

This election must be filed with the Internal Revenue Service Center with which taxpayer files his Federal income tax returns and must be made within thirty days after the Date of Grant. This filing should be made by registered or certified mail, return receipt requested. The taxpayer shall also provide a copy of such form to the Company promptly following its filing. The taxpayer should retain two (2) additional copies of the completed form for filing with Federal and state tax returns for the taxpayer’s current tax year and an additional copy for the taxpayer’s records.